PIONEER POWER SOLUTIONS, INC. S-3

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Pioneer Power Solutions, Inc.

Fort Lee, New Jersey

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement of our report dated March 30, 2020, relating to the consolidated financial statements of Pioneer Power Solutions, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectuses.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

October 20, 2020

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.